AMENDMENT TO THE INVESTMENT SUBADVISORY AGREEMENT
     This Amendment (“Amendment”) to the Investment Subadvisory Agreement (defined below), is effective as of March 1, 2012, by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), GlobeFlex Capital, LP, a California limited partnership (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust (the “Funds”).
     WHEREAS, the Client, Subadviser and the Funds entered into an Investment Subadvisory Agreement dated January 3, 2006 (the “Agreement”), with respect to the Vantagepoint International Fund;
     WHEREAS, the Client, Subadviser and the Funds desire to amend the Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
1.	Schedule A (Fee Schedule) to the Agreement is hereby deleted and replaced with the new Schedule A (Fee Schedule) attached to this Amendment.

2.	All other provisions of the Agreement remain in full force and effect.

3.	Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto execute this Amendment effective as of the date first set forth above.
     THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint International Fund

By:	/s/ Angela Montez
Secretary

Approved by:	/s/ Wayne Wicker
Senior Vice President and Chief Investment Officer
Vantagepoint Investment Advisers, LLC
     VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:	/s/ Angela Montez
Assistant Secretary
Vantagepoint Investment Advisers, LLC

Approved by:	/s/ Wayne Wicker
Senior Vice President and Chief Investment Officer
Vantagepoint Investment Advisers, LLC
     GLOBEFLEX CAPITAL, LP

By:	/s/ Robert Anslow
Managing Partner and Chief Investment Officer

Schedule A
VANTAGEPOINT INVESTMENT ADVISERS, LLC
THE VANTAGEPOINT FUNDS
Fee Schedule
For
GlobeFlex Capital, LP
Vantagepoint International Fund
The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of the assets under the Subadviser’s management as provided by the Client or Custodian, at Client’s discretion, based on the following annual rates.

First $450 million	0.40 percent
Over $450 million	0.30 percent
The fee for any given quarter will be paid within 30 days after the Client receives an invoice from the Subadviser with respect to the fee to be paid for such quarter.

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